Exhibit 10.68

BINDING TERM SHEET

This summary of terms (the “Binding Term Sheet”) summarizes the principal terms of the proposed extension of the maturities of the term loans to Celularity Inc. (“Loans”). This Term Sheet is binding but shall be superseded by the fully executed transaction documents (“Revised Loan Agreement”) once signed by the parties.

Summary of Terms

Borrower/Issuer:	Celularity Inc (the “Company”).

Lender/Purchaser:	Resorts World Inc Pte Ltd (“Lender”).

Loans to be Extended:	Those loans as described in Section 2 Loan Facility of the Second Amended and Restated Loan Agreement between Company and Lender(the “Existing Loans”).

Principal Amount(s):	$27 million of original principal with and including any additional principal from pay-in-kind payments. All references to $ herein shall mean U.S. Dollars.

New Maturity Date:	Subject to satisfaction of the conditions, the principal amounts and any unpaid accrued interest then outstanding will be due and payable by the Company upon demand by the Lender on or after February 15, 2026 (the “New Maturity Date”).

Cash Consideration:	The Company agrees: (i) to use a portion of the net proceeds from the Company’s next registered public offering (the “Public Offering”) to pay the Lender in cash the cash interest which otherwise was due but was not paid on the Lender’s current loan agreements through January 31st 2025. This is approximately $1,338,000 under the initial loan of $12 million granted on June 20, 2023 less $143,571 paid in 2024 and $102,000 under the additional loan of $15 million granted on January 12, 2024.

Existing Warrant Repricing:	As one element of the consideration for the extension of the Loans to the New Maturity Date (including having C.V. Starr & Co., Inc. extend their loans to a date no earlier than February 15, 2026), the Company agrees to reprice those warrants held by RWI to the New Exercise Price (defined below) provided that the exercise price of any RWI warrant shall not be higher than its existing exercise price.

New Exercise Price:

The exercise price per share for each new RWI warrant shall be the product of (i) 90% and (ii) the official closing price of the Company’s Class A Common Stock on July 24, 2025, as quoted on the principal Trading Market of the Class A Common Stock (or, if such date is not a Trading Day, then on the immediately following Trading Day), provided that, if the product of (i) and (ii) is less than $1.50, then the New Exercise Price shall be the product of (y) 180% and (z) the official closing price of the Company’s Class A Common Stock on July 24, 2025, and, if necessary, each Trading Day thereafter, each as quoted on the principal Trading Market of the Class A Common Stock, until the product of (y) and (z) is equal to or above $1.50, provided further that, the exercise price of any new RWI warrant shall not be higher than the exercise price of the existing RWI warrant that the new RWI warrant is replacing.

For purposes of calculating the New Exercise Price, if the Class A Common Stock is not then listed or quoted on a Trading Market, but is listed or quoted on OTCQB or OTCQX, the closing price of the Class A Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, should be used, and if the Class A Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported should be used, and in all other cases, the fair market value of a share of Class A Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company should be used.

Warrant Issuance:	A new warrant to purchase up to 500,000 shares of the Company’s Class A common stock with a 5-year term and an exercise price equal to the New Exercise Price; (the “Warrant”). The Warrant shall be issued to the Lender for free on July 24, 2025. The Warrant may be exercised through a cash exercise, which involves purchasing the underlying shares at the exercise price with cash, or a cashless exercise, in lieu of payment of the aggregate exercise price, to receive the shares equal to the value of the Warrant.

Inter-conditionality:	Notwithstanding the discontinuance of the Public Offering, the Company agrees to proceed with the actions described in “New Maturity Date”, “Existing Warrant Repricing”, and “Warrant Issuance”.

Event of Default:

Provided that the Company: (i) pays the Cash Consideration promptly following the closing date of the Public Offering and cash interest for the subsequent months up to the New Maturity Date; and (ii) provides the monthly segmental revenue and cash position within 15 days from the end of each previous calendar month, there shall be no Event of Default under the current loan agreement or the Revised Loan Agreement until such time as an event of default may otherwise arise under the existing terms.

Fees:	The Company agrees to pay all reasonable costs and expenses incurred by the Lender in connection with the preparation, execution, delivery, and administration of this Term Sheet, the Revised Loan Agreement, the warrants and filings with the U.S. Securities Exchange Commission. This includes, but is not limited to, all attorneys’ fees, due diligence costs, and other professional fees. Such costs and expenses shall be payable by the Company upon demand but shall not exceed $25,000.

Confidentiality:	The existence of this Term Sheet and the fact that negotiations may be ongoing with Lender regarding a potential funding to the Company are confidential and shall not be disclosed to any third party, other than to the Company and Lender’s respective legal counsels, board members, and management team members who need to know (provided such parties have previously agreed to keep such information confidential) and pursuant to Securities and Exchange Commission rules and regulations, without the prior written consent of Lender or the Company, as applicable.

Date: February 12, 2025

Resorts World Inc Pte Ltd		Celularity Inc.

/s/ HIU Woon Yau		/s/ Robert Hariri

Name:	HIU Woon Yau	Name:	Robert Hariri
Designation:	Director	Designation:	CEO